Exhibit 4.45

DATED 17 DECEMBER 2004

SHAREHOLDERS AGREEMENT

BETWEEN

VISHAL GONDAL

PRANATH GONDAL

SHASHI GONDAL

DEEPAK CHANDAPPA AIL

HARPREET VISHAL GONDAL

KIRAN JAGANNATH NAYAK

MAHENDRA VASUDEO PATEL

CYRIL FERRY

AND

INDIAGAMES LIMITED (“COMPANY”)

AND

TOM ONLINE GAMES LIMITED (“INVESTOR”)

Khaitan & Co.

Advocates, Notaries, Patent and Trademark Attorneys

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is entered into on this 17th day of December, 2004

BY AND BETWEEN:

(1)	VISHAL GONDAL, son of Pranath GONDAL, residing at 14A1 Chanoralayam Postal Colony Road, Chembur, Mumbai 400 071, India (hereinafter referred to as the “Founder” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns);

(2)	PRANATH GONDAL, son of Motiram GONDAL, residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India (hereinafter referred to as the “Mr. Gondal” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns);

(3)	SHASHI GONDAL, wife of Prannath Motiram Gondal residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India (hereinafter referred to as the “Mrs. S. Gondal” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns);

(4)	DEEPAK CHANDAPPA AIL, son of Chandappa Parmeshwar AIL residing at A/20, Munjal Nagar, Near Amar Mahal, Chembur, Mumbai 400089, India (hereinafter referred to as the “Mr. Ail” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns);

(5)	HARPREET VISHAL GONDAL, wife of Vishal Prannath GONDAL residing at 14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India (hereinafter referred to as the “Mrs. H. Gondal” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns);

(6)	KIRAN JAGANNATH NAYAK, son of Jagannath Dattatrya NAYAK residing at Krishna Kunj, Opposite Anupam Talkies, Goregaon East, Mumbai 400063, India (hereinafter referred to as the “Mr. Nayak” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns);

(7)	MAHENDRA VASUDEO PATEL, son of Vasudeo Bhikabhai Patel residing at A/303, Aishwarya Enclave, Yashwantrao Tawde Road, Dahisar West, Mumbai 400068, India (hereinafter referred to as the “Mr. Patel” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns); and

(8)

CYRIL FERRY, son of Eyonees AUGUSTINE, residing at 3B/204, Green Meadows, Lokhandwala Complex, Kandivili East, Mumbai 400101, India (hereinafter referred to as the “Mr. Ferry” which expression shall, unless repugnant to the context or meaning thereof, means and includes his heirs and permitted assigns),

(hereinafter collectively referred to as the “Minority Shareholders” which expression shall, unless repugnant to the context or meaning thereof, means and includes their respective heirs and permitted assigns) of the FIRST PART:

AND

INDIAGAMES LIMITED, a company incorporated under the provisions of the Companies Act, 1956 and having its registered office at B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India (hereinafter the “Company” which expression shall, unless repugnant to the context or meaning thereof, means and includes its successors and permitted assigns) of the SECOND PART;

AND

TOM ONLINE GAMES LIMITED, a company duly incorporated and existing under the laws of Mauritius and having its registered office at 4th Floor, Les Cascades, Edith Cavell Street, Port Louis, Mauritius (hereinafter referred to as the “Investor” which expression shall, unless repugnant to the context or meaning thereof, means and includes its successors and permitted assigns) of the THIRD PART.

WHEREAS:

A.	The Company is engaged in the business of developing games for wireless and multiple platform devices, such as mobile phones, etc. (“Business”).

B.	The authorised share capital of the Company is Rs.7,500,000 divided into 750,000 equity shares of Rs. 10 each (“Share(s)”). The issued, paid-up share capital of the Company as at the date of this Agreement is Rs. 5,070,730 divided into 507,073 Shares, each fully paid up.

C.	The Minority Shareholders, the Investors and, among others, the Company have entered into the Share Purchase and Subscription Agreement for sale and purchase of the Sale Shares and for the issue and allotment of the Subscription Shares to the Investor and/or the New Investors. The respective shareholdings of the Investor and the Minority Shareholders in the Company as at: (i) the Sale Closing are set out in Part A of Schedule 1; and (ii) as at the Subscription Closing are set out in Part B of Schedule 1.

D.	The Minority Shareholders, the Company and the Investor are desirous of entering into this Agreement in order to define their mutual rights and obligations and set out the terms and conditions governing their relationship as the shareholders of the Company inter se as well as with the Company, including in relation to the transfer of the Shares and the management of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1:

DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

The following words and expressions shall, unless the context otherwise requires, have the following meanings:

“ADSs” means the American depositary share(s) issued by Citibank N.A., each representing ownership of 80 TOM Online Shares;

“Affiliate” means, in relation to any person: (a) if that person is a company, any of its subsidiaries or holding companies and any subsidiary of such holding companies; or (b) if that person is an individual, any company which he directly or indirectly holds 30% or more of the issued share capital (or voting rights) thereof and any subsidiary of such company;

“Agreement” means this Shareholders Agreement and shall include any annexures, schedules or exhibits, which may be attached to this Agreement and any amendments made thereto;

“Articles of Association” means the articles of association of the Company as amended from time to time and in force for the time being;

“Board” means the board of directors of the Company;

“Business” has the meaning ascribed to it in Recital A;

“Business Day” means a day (excluding Saturday) on which banks are generally open for business in India and in Hong Kong;

“Deed of Adherence” means a deed of adherence, the form of which is substantially set out in Schedule 2, pursuant to which a transferee or allottee of Shares agrees to be bound by all the terms of this Agreement as if it had been a signatory to this Agreement;

“Defaulter” means any Shareholder in relation to whom an Event of Default has occurred;

“Encumbrance” includes any encumbrance, claim, mortgage, pledge, charge, hypothecation, lien, deposit by way of security, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, beneficial ownership (including usufruct and similar entitlements), public right, common right, any provisional or executional attachment and any other interest held by a third party or any other encumbrance or security interest of any kind (or an agreement or commitment to create any of the same);

“Event of Default” means any event or circumstances specified in Article 9.1.2;

“GEM” means the Growth Enterprise Market of the Stock Exchange;

“GEM Listing Rules” means the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange;

“Group” means the Company and its subsidiaries (if any) and the term “members of the Group” shall be construed accordingly;

“Hong Kong” means the Hong Kong Special Administration Region of the People’s Republic of China;

“India” means the Republic of India;

“Issue Price” means the issue price per Consideration Share, being the average closing price of each ADS as quoted on NASDAQ for the 30 consecutive Trading Days immediately preceding the date of exercise of the Put Option;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange;

“Listing” means the listing of the Shares on any recognized stock exchange whether in India or outside of India;

“Major Shareholders” shall have the meaning ascribed thereto in Article 3.5.1;

“NASDAQ” means the National Market of National Automated Systems Dealership and Quotation in the US;

“New Investor” means any person who acquires (whether by way of Transfer or subscription) any Share and agrees to be bound by the provisions of this Agreement by executing a Deed of Adherence (or a deed of ratification and accession referred to in Article 5.2.5(a));

“Parties” means the parties to this Agreement (including any New Investor) and “Party” means any one of them;

“Person” means any person, firm, company, corporation, government, state or agency of a state, or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

“Restricted Business” means the Business and/or any other activities relating and/or forming all or part of the Business;

“Rupees” or “Rs” means the lawful currency of India;

“Sale Closing” means the completion of the sale and purchase of the Sale Shares in accordance with the provisions of the Share Purchase and Subscription Agreement;

“Sale Closing Date” means the day on which the Sale Closing takes place in accordance with the provisions of the Share Purchase and Subscription Agreement;

“Sale Shares” means 386,833 Shares (representing approximately 76.29% of the existing issued and paid-up capital of the Company as at the Sale Closing) to be bought by the Investor and sold by the Vendors pursuant to the Share Purchase and Subscription Agreement;

“SEC” means the Securities and Exchange Commission in the US and includes its successors;

“Share Purchase and Subscription Agreement” means the agreement as of the date hereof entered into between the Vendors, the Investor and the Company in relation to the sale and purchase of and subscription of Shares by the Investor;

“Shares” means the equity shares of the Company, having a face value of Rs. 10 each;

“Shareholder(s)” means holder(s) of Share(s);

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Subscription Closing” means closing of the subscription, issue and allotment of the Subscription Shares in accordance with the provisions of the Share Sale and Subscription Agreement;

“Subscription Closing Date” means the day on which the Subscription Closing takes place in accordance with the provisions of the Share Purchase and Subscription Agreement;

“Subscription Shares” means 112,683 Shares (which, together with the Sale Shares, represent approximately 80.60% of the issued and paid-up share capital of the Company (as enlarged by the issue of the Subscription Shares) as at the Subscription Completion) to be allotted and issued by the Company to the Investor (or such person(s) as the Investor may nominate) pursuant to the Share Purchase and Subscription Agreement;

“Tag Shares” means the Shares to be sold by the Founder to the Purchaser (as defined in Article 5.4.1) pursuant to Article 5.5;

“TOM Online” means TOM Online Inc. a company incorporated in the Cayman Islands with limited liability and includes its successors;

“TOM Online Share(s)” means ordinary share(s) in the capital of TOM Online;

“Trading Day” means a day on which the ADSs are quoted on NASDAQ;

“Transfer” means to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily;

“US” means the United States of America;

“US Securities Act” means US Securities Act of 1933 (asamended);

“US$” means US dollars, the lawful currency of the US; and

“Vendors” means the Minority Shareholders, Infinity Technology Trustee Private Limited, IL&FS Investment Managers Limited, Sanjay GONDAL, Manoj BORKAR, Anagha BORKAR, Rahul SHAH, Aruna SHAH, Dulari SHAH, Shahzaad DALAL, Pinky BHATIA, Rajesh BHATIA, Shashank Shara KHADE, Muneesh CHAWLA, Vidya N. DESHPANDE and Vikram GODSE.

1.2 INTERPRETATIONS

In this Agreement:

1.2.1	a company is deemed to be a “subsidiary” of another company if:

(a)	the composition of the board of directors of the first-mentioned company is controlled by the other company;

(b)	the other company controls more than half of the voting power of the first-mentioned company; or

(c)	the other company holds more than half of the issued share capital of the first-mentioned company (excluding any part of its share capital which carries no right to participate beyond a specified amount in a distribution of either profits or capital), and the term “holding company” shall be construed accordingly;

1.2.2	references to the Parties include their respective permitted assignees and/or the respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives;

1.2.3	the Schedules to this Agreement form part of this Agreement and will be in full force and effect as though they were expressly set out in the body of this Agreement;

1.2.4	a reference to this “Agreement” includes any recitals, Schedules and appendices to it and references to Clauses, Schedules and appendices are to Clauses of, and Schedules and appendices, to this Agreement;

1.2.5	headings and titles have been used in this Agreement for convenience and shall not be deemed part hereof or be taken into consideration in the interpretation or construction of the Agreement;

1.2.6	a reference to an agreement or contract includes a reference to such agreement or contract as amended, supplemented, novated, assigned or modified from time to time;

1.2.7	a reference to a statute or a statutory provision includes a reference to any orders, regulations or other subordinate legislation made thereunder from time to time and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time;

1.2.8	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

1.2.9	the words “including” and “inter alia” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not those words are followed by such phrases or words of like import.

ARTICLE 2

EFFECTIVE DATE

This Agreement shall become effective on and from the Sale Closing Date.

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1	Board Composition

3.1.1	Until Listing, the Board will comprise 5 members. The Investor shall have the right to nominate 4 directors (“Investor Director”) and the Founder shall have the right to nominate 1 director (“Founder Director”), provided that the Founder is the legal and beneficial owner of at least 8% of the issued and paid up share capital of the Company.

3.1.2	In the event one or more of the New Investors desire(s) to nominate a director of Company, the following provisions shall apply:

(a)	the New Investor(s) desiring to nominate a director of the Company must, individually or collectively, be the legal and beneficial owners of at least 8% of the issued and paid up share capital of the Company;

(b)	the Board will comprise 5 members. The Investor shall have the right to nominate 3 directors, the New Investor(s) collectively shall have the right to nominate 1 director and the Founder shall have the right to nominate 1 director (subject to the Founder being the legal and beneficial owner of at least 8% of the issued and paid up share capital of the Company); and

(c)	in order to give effect to the provisions of Article 3.1.2(b), the Investor shall procure that one of the directors nominated by the Investor will resign and the Parties shall procure that the nominee of the New Investor(s), as the case may be, will be appointed in place of the resigning director.

3.1.3	The rights to nominate directors of the Company under Articles 3.1.1 and 3.1.2 shall not be affected by any Listing unless such rights are contrary to the relevant requirements under any applicable laws, rules or regulations (including, without limitation, the rules of any relevant securities exchange on which the Shares are listed).

3.1.4	If at any time the Company is required under applicable laws, rules or regulations (including, without limitation, the rules of any relevant securities exchange on which the Shares are listed) to have one or more independent directors, the Parties shall procure that:

(a)	the number of directors of the Company be increased such that:

(i)	the Board shall comprise such independent director(s), the appointment of whom shall be subject to the approval of the Board; and

(ii)	the total number of directors of the Company (including such independent director(s)) shall be an odd number, more than half of which shall be directors nominated by the Investor; and

(b)	this Agreement and the Articles of Association be amended so as to reflect the changes set out in this Article 3.1.4.

3.1.3	On and from Listing, the appointment of any directors of the Company shall be in compliance with the relevant rules and/or regulations of the securities exchange(s) on which the Shares are listed and of any other relevant regulatory authorities.

3.2	Quorum of Board meetings

No meeting of the Board may proceed to business nor transact any business unless a quorum is present at the start of such meeting. A quorum of the Board shall be 1 Investor Director and 1 Founder Director present in person or represented by an alternate. In the event that a quorum of the Directors is not so present at the start of a duly convened Board meeting, that meeting shall be adjourned to a day not earlier than the 2nd Business Day after the date of such meeting and a quorum at such adjourned meeting shall consist of such Director(s) as are present in person or represented by their alternates.

3.3	D & O Policy

The Company shall procure Directors and Officers insurance policy cover for its directors and officers for such amount and period as the Board shall deem fit and in accordance with the industry standard.

3.4	Minority Protection:

Decisions on the following matters, whether at a Board meeting or at a general meeting of the Company, shall not be taken without the prior approval of the Founder (or his duly appointed attorney), provided that the Founder owns at least 8% (eight percent) of the issued and paid up share capital of the Company:

3.4.1	any transfer by the Investor of any its equity interests in the Company to any third party (other than an Affiliate of the Investor which is not engaged in the business of mobile gaming) or, save and except the allotment and issue of the Subscription Shares, any issuance of additional equity interests in the Company;

3.4.2	any decision to dissolve, liquidate or wind-up the Company, or dispose of, sell, license or transfer all or substantially all of the assets or the business of the Company;

3.4.3	transfer or disposal of any material intellectual property rights owned by the Company, other than in the ordinary course of business of the Company;

3.4.4	amend the rights of any class of shares of the Company;

3.4.5	amend any provision of the Articles of Association in a manner that alters or changes the rights of the shares of the Company held by the Founder or the rights of the Founder under this Agreement adversely;

3.4.6	increase or decrease the authorized share capital of the Company; or

3.4.7	any declaration by the Company of any dividend which is not considered by the auditors of the Company as ordinary dividend of the Company.

The above provisions relating to minority protection shall cease to apply upon Listing.

3.5	Information Rights

3.5.1	The Company shall deliver to each shareholder of the Company its audited annual financial statements within 120 (one hundred twenty) days following the end of each financial year of the Company and shall deliver to each shareholder holding more than 10% of issued and paid up share capital of the Company (“Major Shareholder”) its unaudited quarterly financial statements within 45 days following the close of such period.

3.5.2	The quarterly operating budget for the Company shall be provided to the Board for approval at least one month prior to the beginning of each of the Company’s quarters to which the budget relates.

3.6	Related Party Transactions

All transactions between the Company and any of the Shareholders or their respective Affiliates shall be on normal commercial terms or better (from the Company’s perspective).

3.7	Key Person Insurance

The Company shall, at its reasonable cost, acquire key person insurance for senior management team members of the Company that are reasonably satisfactory to the Investor and the Founder.

ARTICLE 4

INCENTIVE STOCK OPTION SCHEME

Subject to, where applicable, the relevant requirements under the Listing Rules, the GEM Listing Rules, the rules of the SEC and the US Securities Act, and any other applicable laws, rules and regulations, those Minority Shareholders who are employees of the Company and certain other members of the management team of the Company (as approved by the Investor) will be granted share options under the share option scheme adopted by TOM Online on 12 February 2004 (as amended or replaced from time to time).

ARTICLE 5

TRANSFER OF SHARES

5.1	Transfer

None of the Minority Shareholders nor the New Investors shall, directly or indirectly, Transfer all or any of the Shares (or any interest therein) held by them to any Person (other than an Affiliate of such transferring Minority Shareholder or, as the case may be, the New Investor) except in accordance with the provisions of Article 5 of this Agreement.

5.2	Right of First Refusal

5.2.1	If any of the Minority Shareholders or the New Investors (“Transferor”) desires to transfer all or any of its, his or her Shares to any Person who has made a bona fide offer for the same (“Transferee”), the Transferor shall notify the Investor in writing (“Transfer Notice”) of its intention to transfer the Offered Shares, and the Transfer Notice shall set out the number of Shares which he or she wishes to Transfer (“Offered Shares”), the identity of the prospective Transferee, the price per Share offered by such prospective Transferee for acquiring the Offered Shares (“Offer Price”) and details of any other terms that are material to such proposed Transfer.

5.2.2	The Investor may, within a period of 5 Business Days after the date of its receipt of the Transfer Notice, require the Transferor to produce to it such further information as it may reasonably require to enable it to assess the offer made by the prospective Transferee.

5.2.3	Within a period of 20 Business Days of the later of: (a) the Investor’s receipt of the Transfer Notice; and (b) the Investor’s receipt of additional information requested by it under Article 5.2.2, the Investor may notify the Transferor (“Acceptance Notice”) in writing that it wishes to purchase the Offered Shares, in which case, subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation the Listing Rules and the GEM Listing Rules), the Transferor and the Investor shall complete the Transfer of the Offered Shares at the Offer Price and on the terms set out in the Transfer Notice within 20 Business Days after the date of the Transferor’s receipt of the Acceptance Notice.

5.2.4	If the Investor has not served any Acceptance Notice within the period specified in Article 5.2.3 or declines to purchase the Offered Shares, subject to Article 5.2.5, subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation the Listing Rules and the GEM Listing Rules), the Transferor and the Transferee shall complete the Transfer the Offered Shares at the Offer Price and on the terms set out in the Transfer Notice within a period of 20 Business Days from the date of expiry of the period mentioned in Article 5.2.3 (“Sell-off Period”). If the Transferor and the Transferee fails to complete the Transfer of the Offered Shares within the Sell-off Period, the Transferor shall once again comply with the provisions of this Article 5.2 for any subsequent sale of the Offered Shares.

5.2.5	It shall be a condition to any Transfer by the Transferor of any of its, his or her Shares under this Article 5.2 that:

(a)	each Transferee (if not already bound by the provisions of this Agreement) executes a Deed of Adherence (or a deed of ratification and accession with the remaining Shareholder(s), the terms of which shall be of reasonable satisfaction to the remaining Shareholder(s), under which such Transferee shall agree to be bound by the terms and be entitled to the benefit of this Agreement as if it was an original Party); and

(b)	each Transferor assigns to the Transferee or, as the case may be, the Investor all or, in the case of transfer of only part of the Shares of the Transferor, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by him or any of its, his or her Affiliates.

5.3	Listing and Put Option

5.3.1	Each Party shall use its reasonable endeavours to procure that the Shares are listed on a recognised securities exchange by the 3rd anniversary of the Subscription Closing Date.

5.3.2	Subject to, where applicable, the relevant requirements under the Listing Rules, the GEM Listing Rules, the rules of the SEC, the US Securities Act, and any applicable laws, rules and regulations, if the Shares are not listed on any recognised securities exchange by the 3rd anniversary of the Subscription Closing Date, each of the Minority Shareholders (“Option Holders”) shall have an option (“Put Option”) to sell to the Investor all (but not part) of the Shares held by him or her as at the date of the Subscription Closing Date (“Option Shares”) at an exercise price (“Exercise Price”) equal to US$5,216,764 multiplied by the following fraction:

A
B

where:

A =	the total number of Shares held by the relevant Option Holder (who has exercised his or her Put Option) as at the Subscription Closing Date

B =	the total number of Shares held by all of the Option Holders as at the Subscription Closing Date

5.3.3	The Put Option may be exercised by each of the Option Holders at any time after the 3rd anniversary of the Subscription Closing Date and before the earlier of: (i) the 5th anniversary of the Subscription Closing Date; and (ii) the day immediately preceding the date of Listing (“Exercise Period”) by giving notice in writing to the Investor (“Exercise Notice”).

5.3.4	At the option of the Investor, the Exercise Price may be paid in cash and/or satisfied by the allotment and issue of ADSs (rounded down to the nearest whole ADS) (“Consideration Shares”) at the Issue Price, in which event, the Investor shall procure that TOM Online allots and issues the Consideration Shares to the relevant Option Holder who has exercised his or her Put Option in accordance with the provisions of this Article 5.3, provided that if any of the Option Holders is restricted or prohibited by any applicable law, rule or regulation from holding all or any of the Consideration Shares, the Investor shall pay such Option Holder in cash an amount equal to the number of Consideration Shares so restricted or prohibited multiplied by the Issue Price.

5.3.5	It shall be a condition to completion of the sale and purchase of the Option Shares that:

(a)	each of the Option Holders who has exercised his or her Put Option:

(i)	assigns to the Investor all of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by such Option Holder or any of his or her Affiliates;

(ii)	confirms in writing that he or she is not an US Person (as defined under Regulation S of the US Securities Act); and

(iii)	undertakes in writing that:

(1)	during the first 40 days after the date of issue of the Consideration Shares issued to him or her, he or she will not Transfer or otherwise deal in all or any of such Consideration Shares;

(2)	during the first 6 months after the date of issue of the Consideration Shares issued to him or her, he or she will not Transfer or otherwise deal in more than 15% of such Consideration Shares; and

(3)	during a period of 12 months after the date of issue of the Consideration Shares issued to him or her (“Lock-up Period”), he or she will not Transfer or otherwise deal in more than 30% of such Consideration Shares; and

(4)	on any Trading Day after the end of the Lock-up Period, he or she will not Transfer or otherwise deal in more than 14% of the Consideration Shares issued to him or her (“Daily Limit”). For the avoidance of doubt, all or any part of any unused Daily Limit in respect of any one Trading Day shall not be carried forward to any other Trading Day and/or accumulated with the Daily Limit in respect of any other Trading Day; and

(b)	such completion of the sale and purchase of the Option Shares takes place outside of the US.

5.3.6	Subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation the Listing Rules and the GEM Listing Rules), completion of the sale and purchase of the Option Shares shall take place within 20 Business Days of the date of the Investor’s receipt of the Exercise Notice.

5.3.7	For the avoidance of doubt, each Option Holder may exercise his or her Put Option only once by each Option Holder during the Exercise Period. Any Put Option that is not exercised during the Exercise Period shall automatically lapse upon the expiry of the Exercise Period.

5.4	Drag-Along Rights

5.4.1	At any time after the Sale Closing, in the event that the Investor proposes to Transfer all or part of its Shares to any Person (other than the Investor’s Affiliates) (“Purchaser”), the Investor may, at its sole and absolute discretion, notify all or any of the Minority Shareholders and the New Investors in writing (“Drag Notice”) that such Minority Shareholder(s) and/or New Investor(s) is or are required to sell all or such part of its, his or her Shares as specified in the Drag Notice to the Purchaser (“Drag Shares”).

5.4.2	The Investor shall set out in the Drag Notice the following details in relation to the proposed Transfer of Shares by the Investor: (i) price per Drag Share proposed to be acquired by the Purchaser, (ii) number of Drag Shares proposed to be acquired by the Purchaser; and (iii) identity of the Purchaser. Upon its, his or her receipt of the Drag Notice, the relevant Minority Shareholder or, as the case may be, the New Investor (if any) shall be bound to sell the Drag Shares at the price, on the terms and in accordance with the reasonable directions (if any) set out in the Drag Notice, provided that if the Investor serves a Drag Notice on all or any of the Minority Shareholders on or before the 1st anniversary of the Sale Closing Date, the total amount of consideration per Drag Share to be received by each such Minority Shareholder shall not be less than the Exercise Price per Option Share.

5.4.3	It shall be a condition to completion of the sale and purchase if the Drag Shares that each of the Minority Shareholders and the New Investors who has been required to sell all or part of its, his or her Shares, assigns to the Purchaser all or, in the case of transfer of only part of the Shares of such Minority Shareholder or, as the case may be, the New Investor (if any), a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by such Minority Shareholder or, as the case may be, the New Investor (if any), or any of its, his or her Affiliates.

5.5	Tag-Along Rights

5.5.1	Subject to Article 5.4, in the event that the Investor proposes to Transfer all or part of its Shares to the Purchaser and if the Investor has not served or does not intend to serve a Drag Notice on all or any of the Minority Shareholders in the manner set out in Article 5.4, the Investor shall notify the Founder in writing (“Sale Notice”) the following:

(a)	the number of Shares which the Purchaser wishes to acquire (“Transfer Shares”);

(b)	the identity of the Purchaser;

(c)	the price per Share offered by the Purchaser for acquiring the Transfer Shares; and

(d)	details of any other terms that are material to such proposed Transfer.

5.5.2	The Founder may, within a period of 5 Business Days from the date of his receipt of the Sale Notice, notify the Investor in writing that he wishes to sell all or such part of his Shares as specified in such notice to the Purchaser at the price and on the terms set out in the Sale Notice (“Tag Notice”).

5.5.3	(a)	Subject to Article 5.5.3(b), if the total number of the Transfer Shares and the Shares which the Founder wishes to sell exceeds the total number of Shares which the Purchaser wishes to acquire (“Required Shares”), each of the Investor and the Founder shall sell to the Purchaser such number of Shares that is equal to the number of the Required Shares multiplied by the following fraction:

C
D

where:

C =	in the case of the Founder, the total number of Shares held by him as at the date of the Sale Notice and, in the case of the Investor, the total number of Shares held by it as at the date of the Sale Notice

D =	the total number of Shares held by the Investor and the Founder as at the date of the Sale Notice

(b)	If, after completion of any such proposed sale of Shares by the Investor, the total number of Shares held by the Investor will represent less than 51% of the issued and paid-up share capital of the Investor, the Founder may sell all of his Shares to the Purchaser at the price and on the terms set out in the Sale Notice.

5.5.4	If the Founder serves a Tag Notice on the Investor in accordance with Article 5.5.2, the Founder shall Transfer the Tag Shares to the Purchaser at the price and on the terms set out in the Sale Notice.

5.5.5	It shall be a condition to completion of the sale and purchase of the Tag Shares that the Founder assigns to the Purchaser all or, in the case of transfer of only part of the Shares of the Founder, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by the Founder or any of his Affiliates.

5.5.6	If the Founder has not served any Tag Notice on the Investor within the period specified in Article 5.5.2, the Investor shall be free to Transfer the Transfer Shares to the Purchaser at the price and on the terms set out in the Sale Notice.

5.6	Costs

Each of the transferor(s) and transferee(s) of any Share under this Article 5 shall pay its own costs and disbursements (including, without limitation, stamp duty and legal fees) of and incidental to such transfer of Share(s) pursuant to this Article 5.

ARTICLE 6

NON-COMPETE

6.1	Subject to having obtained the prior written consent of the Investor, the Founder undertakes (for the benefit of the Investor, the Group and the Investor’s successors and permitted assigns) that he will not, and will procure that none of his Affiliates will, at any time after the date of this Agreement and for so long as he: (a) directly or indirectly holds at least 8% of the issued and paid-up share capital of the Company; or (b) is an employee of the Group and at any time within a period of 12 months after he ceases to be in the employ of the Group, either on his own account or in conjunction with or on behalf of any person, firm or company:

6.1.1	manage, carry on or be engaged (directly or indirectly and whether as principal, shareholder, director, employee, agent, consultant, partner, manager or otherwise) in any Restricted Business, and will not, directly or indirectly, hold any of the issued shares or other securities of any class of any company which carries on any Restricted Business, save and except securities which represent less than 5% of the issued share capital of a company whose shares are listed on a recognised securities exchange;

6.1.2	solicit or endeavour to entice away from the Group any person who is or was an officer, manager, employee, agent or consultant of the Group whether or not such person would commit a breach of contract by reason of leaving such service or employment;

6.1.3	solicit the custom of or endeavour to entice away from the Group or otherwise deal with any person who is or was a client or customer of the Group whether or not such person would commit a breach of contract by reason of such cessation to transact with the Group;

6.1.4	endeavour to entice away from the Group any person who is or was a supplier of the Group whether or not such person would commit a breach of contract by reason of such cessation to transact with the Group; or

6.1.5	directly or indirectly use or attempt to use in the course of any business any trade or service mark, trade name, design or logo (whether registered or not) used in relation to or in connection with the Business, or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto.

6.2	Each of the undertakings set out in Article 6.1 shall be construed as a separate and independent undertaking and if one or more of the undertakings is or are held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

6.3	Each of the Founder agrees that each of the restrictions and undertakings set out in Article 6.1 is reasonable and necessary for the protection of the Investor’s legitimate interests in the goodwill of the Group, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of such restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

6.4	Without prejudice to Article 6.3, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable, the Parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Minority Shareholders’ representations and warranties

Each Minority Shareholder hereby represents and warrants to the Company and the Investor that:

7.1.1	It has full power and authority to execute, deliver and perform its obligations under the Agreement; and

7.1.2	The execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or constitute default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body;

7.2	Company’s representations and warranties

The Company hereby represents and warrants to the Investor that:

7.2.1	It has full power and authority to execute, deliver and perform its obligations under the Agreement; and

7.2.2	The execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or the Articles or constitute default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body.

7.3	Investor’s representations and warranties

The Investor hereby represents and warrants to the Minority Shareholders and the Company that:

7.3.1	It has full power and authority to execute, deliver and perform its obligations under the Agreement; and

7.3.2	The execution and delivery of this Agreement will not result in breach of any terms and conditions of any agreement or the Articles or constitute default under applicable laws or other obligations to which it is bound or violate any rule, regulation or law of any government or any order, judgment or decree of any court or government body;

ARTICLE 8

INDEMNIFICATION

Indemnification by the Minority Shareholders

Each Shareholder shall indemnify each of the other Shareholders and each of its officers, directors, employees, agents and affiliates (“Indemnified Persons”) and hold harmless from and against all losses, liabilities, claims, damages, judgments, settlements and expenses, including attorneys’ fees, incurred or suffered by such Indemnified Persons arising out of or resulting from:

(a)	any breach by such Shareholder of any warranties contained in this Agreement; and

(b)	any breach by such Shareholder of any of its covenants, agreements or obligations contained herein.

ARTICLE 9

TERMINATION

9.1	Termination

9.1.1	This Agreement shall stand terminated, without any liability or obligation of any Party, if the Sale Closing does not take place and the Share Sale and Subscription Agreement is terminated in accordance with the provisions therein.

9.1.2	Each of the following events shall be an Event of Default:

(a)	a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Defaulter or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Defaulter or of all or any part of its business or assets;

(b)	the Defaulter stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent; or

(c)	a creditor takes possession of all or any part of the business or assets of the Defaulter or any execution or other legal process is enforced against the business or any substantial asset of the Defaulter and is not discharged within 14 days;

(d)	the Defaulter ceases or threatens to cease to carry on its business or any substantial part thereof or if the Defaulter disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets or displaces or threatens to displace the management of the Defaulter;

(e)	the Defaulter is in material breach of its obligations hereunder and such breach, if capable of remedy, has not been remedied at the expiry of 30 days following written notice to that effect having been served on the Defaulter by any of the other Parties indicating the steps required to be taken to remedy the failure; or

(f)	the Defaulter (being an individual) dies or becomes of unsound mind.

9.1.3	If an Event of Default has occurred, any Shareholder who is not in default (“Non-Defaulting Shareholder”) may (without prejudice to its other rights and remedies under this Agreement or otherwise), by giving notice in writing to the Defaulter (“Default Notice”), require the Defaulter to either:

(a)	(i)	sell to it, him or her all or such part of the Defaulter’s Shares as specified in the Default Notice (“Call Shares”); and

	(ii)	assign to it, him or her all or, in the case of transfer of only part of the Shares of the Defaulter, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by the Defaulter or any of its, his or her Affiliates, or

(b)	(i)	purchase all or such part of its, his or her Shares as specified in the Default Notice (“Put Shares”); and

	(ii)	assume all or, in the case of transfer of only part of the Shares of such Non-Defaulting Shareholder, a proportionate part of the rights, titles, interests and benefits in and to any outstanding loans granted to the Group and/or security given for the benefit of the Group by it, him or her or any of its, his or her Affiliates,

at the price determined in accordance with Article 9.1.4 and, subject to compliance with all relevant requirements under any applicable laws, rules and regulations (including, without limitation the Listing Rules and the GEM Listing Rules, the rules of the SEC and the US Securities Act), within 30 days from the date of the Defaulter’s receipt of the Default Notice (or such other date as such Non-Defaulting Shareholder may determine).

9.1.4	The price at which such purchase or sale shall take place shall be 80% of the fair value of the Call Shares (except where the Defaulter has committed the Event of Default set out in Article 9.1.2(f), in which case, the price at which such purchase or sale shall take place shall be 100% of the fair value of the Call Shares) or, as the case may be, 100% of the fair value of the Put Shares, determined by the auditors of the Company or an independent firm of qualified public accountants instructed by the Board.

9.1.5	Save as otherwise provided herein, if the Company is placed in winding-up, this Agreement (other than Articles 1, 6, 8, and 10 and this Article 9) shall cease to have effect (save in relation to any antecedent claims which may have arisen between the Parties).

9.1.6	Save as otherwise provided herein, if a Party (other than the Company) ceases to be a Shareholder by reason of the transfer of all of its, his or her Shares to another Shareholder or person, whether pursuant to Article 5 or 9.1.2 or otherwise, this Agreement (other than Articles 1, 8, and 10 and this Article 9) shall cease to have effect on such Party (save as may be necessary to give effect to the provisions of Article 5 and this Article 9 or in relation to any antecedent claims which may have arisen between the Parties).

ARTICLE 10

MISCELLANEOUS

10.1	Notices

10.1.1	Any notice and other communications provided for in this Agreement shall be in writing and shall be first transmitted by facsimile/electronic transmission, and then confirmed by postage, prepaid registered airmail or by internationally recognised courier service to the following addresses:

(a)	In the case of notices to the Founder:

	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130
	E-mail:	vishal@indiagames.com

(b)	In the case of notices to Mr. Gondal:

	Address:	14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India
	Fax:	(+91-22) 2520 1130

(c)	In the case of notices to Mrs. S. Gondal:

	Address:	14A1, Chandralayam Building, Postal Colony Road, Sarvodaya Estate, Chembur, Mumbai 400071, India
	Fax:	(+91-22) 2520 1130

(d)	In the case of notices to Mr. Ail:

	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130

(e)	In the case of notices to Mrs. H. Gondal:
	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130

(f)	In the case of notices to Mr. Nayak:

	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130

(g)	In the case of notices to Mr. Patel:

	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130

(h)	In the case of notices to Mr. Ferry:

	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130

(i)	In the case of notices to the Company:

	Address:	B/423, Shrikant Chambers, Chembur, Mumbai 400 071, India
	Fax:	(+91-22) 2520 1130
	E-mail:	vishal@indiagames.com
	Attention:	Mr. Vishal GONDAL

(j)	In the case of notices to the Investor:

	Address:	48th Floor, The Center, 99 Queen’s Road Central, Hong Kong
	Fax:	(+852) 2189 7446
	E-mail:	angelam@tomgroup.com
	Attention:	Company Secretary

10.1.2	Any notice, demand or other communication so addressed to the other Party shall be deemed to have been delivered:

(a)	if personally delivered, upon delivery at the relevant address;

(b)	if sent by pre-paid local post, 2 Business Days after the date of posting;

(c)	if sent by pre-paid airmail or by air courier, in the case of airmail, 5 Business Days after the date of posting or, in the case of air courier, 2 Business Days after the date of delivery to the courier by the sender;

(d)	if sent by facsimile, when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day; or

(e)	if sent by electronic-mail, when despatched, subject to electronic confirmation of receipt by the recipient, provided that any notice despatched by electronic-mail after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next Business Day;

10.1.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Parties not less than 3 Business Days prior written notice.

10.2	Assignment

None of the Minority Shareholders, the New Investors nor the Company shall assign or transfer its rights and liabilities under this Agreement to any other Person without prior written permission of the Investor. The Investor may assign this Agreement, in whole or in part, in favour of its Affiliate(s). In the event the Investor assigns this Agreement to its Affiliate(s), all the provisions of this Agreement for the benefit of the Investor shall inure to the benefit of and may be exercised by or on behalf of such Affiliate(s).

10.3	No Press Release without consent

No press release related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers or suppliers of the Company will be issued by any of the Minority Shareholders, the New Investors or the Company without the prior written approval of the Investor.

10.4	Confidentiality

Each Party agree to keep the terms and conditions of this Agreement and all information in relation to the Company on a confidential basis, but excluding any information which: (1) is in the public domain (other than as a result of a breach of this provision); (2) obtained from a third party which is not known to such to be subject to any confidentiality obligation; and/or (3) is required to be disclosed by any applicable law, rule or regulation (including, without limitation, the Listing Rules and the GEM Listing Rules).

10.5	Expenses

Each Party hereto shall bear its own costs and disbursements of and incidental to the execution of this Agreement, including professional fees and costs of its respective advisors and counsel.

10.6	Counterparts

This Agreement may be executed in counterparts by the Parties and each fully executed counterpart shall be deemed an original.

10.7	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

10.8	Entire Agreement

This Agreement contains the entire agreement of the Parties hereto with respect to the transactions envisaged in this Agreement, superseding all negotiations, prior discussions, preliminary agreements, memoranda or heads of agreements made prior to the date hereof.

10.9	Conflicts with the Articles of Association

Each of the Parties acknowledges that, if any provision of the Articles of Association conflicts with any provision of this Agreement, the provisions of this Agreement shall prevail to the extent contemplated under this Agreement and, at the reasonable request of any Party, the other Parties shall procure that the Articles of Association be amended so as to remedy such conflict.

10.10	Waivers

No forbearance, indulgence or relaxation or inaction by any Party at any time, to require performance of any of the provisions of this Agreement shall, in any way, affect, diminish or prejudice the right of such Party to require performance of that provision and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions or a waiver of any right under or arising out of this Agreement, or acquiescence to or recognition of rights and/or position other than as expressly stipulated in this Agreement.

10.11	Cumulative Rights

All remedies of either Party under this Agreement, whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage, are cumulative and not alternative and may be enforced successively or concurrently.

10.12	Amendment

This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the Minority Shareholders, the Company and the Investor.

10.13	Specific Performance

The Parties shall be entitled to seek and enforce specific performance of this Agreement, in addition to any other legal rights and remedies, without the necessity of demonstrating the inadequacy of monetary damages.

10.14	Dispute Resolution

Any dispute, controversy or claim arising from or in connection with this Agreement (or the breach, termination or invalidity hereof) shall be submitted to the Singapore International Arbitration Centre for arbitration in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules. Any such arbitration shall be:

(a)	proceeded in English; and

(b)	presided by three arbitrators, of which one shall be appointed by the Investor, one by the Minority Shareholders and the third arbitrator jointly by the two arbitrators appointed by the Investor and the Minority Shareholders.

Any arbitral judgments made in accordance with this provision shall be conclusive and binding on the parties hereto.

10.15	Governing Law

This Agreement shall be governed by the laws of India.

SCHEDULE 1

PART A - SHAREHOLDING AT THE SALE CLOSING

Name of Shareholder	Number of Shares held (approximate shareholding percentage in the Company represented thereby as at the Sale Closing)
The Investor	386,833 (76.29)%
The Founder	100,078 (19.73)%
Pranath GONDAL	80 (0.02)%
Shashi GONDAL	80 (0.02)%
Deepak Chandappa AIL	4,000 (0.79)%
Harpreet Vishal GONDAL	4,000 (0.79)%
Kiran Jagannath NAYAK	4,000 (0.79)%
Mahendra Vasudeo PATEL	4,000 (0.79)%
Cyril FERRY	4,000 (0.20)%
Shonila VAZIRANI and Hiranand VAZIRANI	1 (0.0002)%
Russel KINNY	1 (0.0002)%

Total:	507,073 (100)%

PART B - SHAREHOLDING AT THE SUBSCRIPTION CLOSING

Name of Shareholder	Number of Shares held (approximate shareholding percentage in the Company represented thereby as at the Subscription Closing)
The Investor and/or the Potential Investor(s) (if any)	499,516 (80.60)%
The Founder	100,078 (16.15)%
Pranath GONDAL	80 (0.01)%
Shashi GONDAL	80 (0.01)%
Deepak Chandappa AIL	4,000 (0.65)%
Harpreet Vishal GONDAL	4,000 (0.650)%
Kiran Jagannath NAYAK	4,000 (0.65)%
Mahendra Vasudeo PATEL	4,000 (0.65)%
Cyril FERRY	4,000 (0.65)%
Shonila VAZIRANI and Hiranand VAZIRANI	1 (0.0002)%
Russel KINNY	1 (0.0002)%

Total:	619,756 (100)%

SCHEDULE 2

DEED OF ADHERENCE

[Date]

BY THIS DEED [I/we], [•], [having our registered office at [•]]/[of [•]] intending to become a shareholder of Indiagames Limited (“Company”) hereby agree with the Company and each of its shareholders to comply with, and to be bound by, all of the provisions of a subscription and shareholders agreement dated [•] 2004 entered into between, among others, Mr. Vishal GONDAL, [    ] Limited and the Company (a copy of which has been delivered to [me/us] and which [I/we] have initialled and attached hereto for identification) (“Shareholders Agreement”) in all respects as if [I/we] were a party to the Shareholders Agreement, and were named therein as a Shareholder (as defined in the Shareholders Agreement) and a Party (as defined in the Shareholders Deed) and on the basis that references therein to “Shareholder”, “Shareholders”, “Party” or “Parties” and any other cognate expressions shall include [me/us].

Any notice to be given to [me/us] under the Shareholders Agreement shall be given to [me/us] at the following address, facsimile number or e-mail address:

Address:	[ ]

Fax:	[ ]

E-mail:	[ ]

Attention:	[ ]

IN WITNESS WHEREOF this Deed has been executed by [me/us] and is intended to be and is hereby delivered on the date appearing at the head hereof.

[The COMMON SEAL of	)
[•]	)
was hereunto affixed	)
by [•]	)
with the authority of its board of directors	)
in the presence of:	)
)]

[SIGNED, SEALED and DELIVERED by	)
[•]	)
in the presence of:	)
)]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

Signed by
VISHAL GONDAL

Signed by
PRANATH GONDAL

Signed by
SHASHI GONDAL

Signed by
DEEPAK CHANDAPPA AIL

Signed by
HARPREET VISHAL GONDAL

Signed by
KIRAN JAGANNATH NAYAK

Signed by
MAHENDRA VASUDEO PATEL

Signed by
CYRIL FERRY

Signed for and on behalf of
INDIAGAMES LIMITED
By: Vishal GONDAL
Title: Director

Signed for and on behalf of
TOM ONLINE GAMES LIMITED
By:
Title: